Exhibit 10.1

November 9, 2012

Christopher E. Kubasik

6801 Rockledge Drive

Bethesda, MD 20817

Re:	Separation Letter Agreement

Dear Chris:

This Letter Agreement will confirm our agreement regarding the separation of your employment with Lockheed Martin Corporation (“Lockheed Martin” or “the Corporation”). We have agreed as follows:

1. Separation from Employment: You will resign as an employee of the Corporation effective November 9, 2012 (the “Separation Date”). You understand that your resignation from the Corporation is in lieu of termination. Additionally, on the Separation Date you also will resign from any officer or director positions you hold with the Corporation and any of its subsidiaries or affiliates. You also agree to resign, effective as of the Separation Date, from any officer or director positions which you hold with any organization in which your service to that organization is because of your position with the Corporation.

2. Separation Payment:

(a) In consideration for your obligations under this Letter Agreement, subject to the other provisions of this Letter Agreement, you shall receive a payment in the total gross amount of $3,000,000, subject to all appropriate withholdings (the “Separation Payment”). Provided you execute and do not revoke this Letter Agreement and the Release and Waiver of Claims attached as Appendix A to this Letter Agreement, the Separation Payment will be paid seven (7) days after the expiration of the Revocation Period defined below. The Separation Payment shall constitute full satisfaction of any separation obligation to you.

(b) In consideration for your obligations under this Letter Agreement and subject to the other provisions of this Letter Agreement, you shall receive a lump sum payment of $500,000, minus applicable withholding taxes as consideration for your release and waiver of claims as set forth in the Release and Waiver of Claims attached as Appendix A to this Letter Agreement. Provided that you execute and do not revoke this Letter Agreement and the Release and Waiver of Claims attached as Appendix A, the Corporation shall issue this payment seven (7) days after the expiration of the Revocation Period defined below.

3. Accrued Vacation and Benefits: On the next payroll date after the Separation Date, you will receive payment for any earned, accrued and unused vacation through the Separation Date. Your eligibility to participate in the Corporation’s employee benefit plans will end on the Separation Date.

4. Equity and Incentive Plans: In consideration for your obligations under this Letter Agreement and subject to the other provisions of this Letter Agreement, your rights with respect to any stock-option grants and RSUs, any awards under or related to the LTIP and MICP, and any other equity-based awards that you hold will be as specified in the agreements governing those grants or awards for resignations. You will not be eligible for a bonus under the MICP in January 2013 based on service in 2012.

5. Withholding: Notwithstanding any other provision of this Letter Agreement, the Corporation may, to the extent permitted by law, withhold applicable federal, state and local income and other taxes from any payments due to you hereunder.

6. Indemnification: The Corporation will continue to indemnify you as an employee, officer and director of the Corporation on the terms and subject to the conditions set forth in Article VI of the Corporation’s Bylaws, and as provided at law. Further, the Corporation will cause you to remain insured under any applicable Director and Officer insurance policy in effect on or prior to your Separation Date pertaining to your employment with and/or service as an officer, director, or employee of the Corporation.

7. Post-Employment Restrictions; Entire Agreement: This Letter Agreement and its Appendix constitute the entire agreement between the parties on the subject of payments and benefits due to you upon your separation from service with the Corporation and post-employment termination and benefits; and, except as expressly provided herein, supersedes all other prior agreements concerning the terms of any and all payments and benefits to which you may be entitled upon termination of employment, except that the rights and obligations set forth in the Post Employment Competition Agreements (“PECA”) attached as Exhibit A to the Award Agreements with respective Award Dates of January 30, 2012, January 30, 2011, January 31, 2011, February 1, 2010, January 26, 2009, and January 28, 2008 shall continue to apply and are hereby made a part of this Letter Agreement by reference. Further, as set forth in Sections 3 and 4 of the PECA, nothing in this Letter Agreement shall be construed to limit or restrict the Corporation from enforcing its rights and seeking remedies for a breach of the PECAs.

Additionally, notwithstanding any provision in this Letter Agreement to the contrary, all payments hereunder are expressly made contingent on your compliance in all respects with all of the terms and conditions of the PECAs. If you violate any of the terms of the PECAs, the Corporation shall have the right to terminate your Separation Payment and you will be obligated to compensate the Corporation for all amounts received under Section 2(a) of this Letter Agreement prior to the breach of the PECAs.

8. Non-Compete: By signing below, you acknowledge and reaffirm that you have a continuing obligation to comply with the clause regarding non-competition as set forth in Section 1(a) of the PECA.

9. Non-Solicit: By signing below, you acknowledge and reaffirm that you have a continuing obligation to comply with the clause regarding non-solicitation as set forth in Section 1(b) of the PECA.

10. Protecting Proprietary Information: By signing below, you acknowledge and reaffirm that you have a continuing obligation to comply with the clause regarding the protection of the Corporation’s Proprietary Information as set forth in Section 1(c) of the PECA.

11. Non-disparagement: By signing below, you acknowledge and reaffirm that you have a continuing obligation to comply with the non-disparagement clause found in Section 1(d) of the PECA.

12. Agreement and Obligation to Cooperate: By signing below, you acknowledge and reaffirm that you have a continuing obligation to comply with the Cooperation in Litigation and Investigations clause found in Section 1(e) of the PECA, including any debriefing related to your security clearances.

13. Return of Lockheed Property; Return of Personal Files and Property:

(a) On or before a date to be mutually agreed upon by the parties, you will to return to the Corporation all originals and copies of all files, books, manuals, records, lists, printouts, software and any other documents, materials and information of the Corporation, including without limitation any documents or other information prepared by you, or on your behalf or provided to you in connection with your duties while employed by the Corporation, regardless of the form in which such documents or information are maintained or stored, including computer, typed, written, electronic, digital, audio, video, micro-fiche, imaged, drawn or any other means of recording or storing documents or other information, as well as all property of the Corporation in your possession, including but not limited to all keys, identification badge, parking tag, cellular telephone, credit cards, computer, computer peripheral devices and carrying case, remote access token, Blackberry, Skypoint hardware and other security equipment, and all other equipment of any kind. You do not need to return the security cameras installed in your homes. You further represent that if any information of the Corporation is stored on any computer or other digital or electronic device to which you have access outside of the Corporation’s offices that you have or will arrange with the Corporation to verify that such information has been permanently removed. You also represent that you have not transferred without authority any Proprietary Information of the Corporation to any third party.

(b) On or before a date to be mutually agreed upon by the parties, the Corporation will arrange for you to access your office during non-working hours in order to review and identify any personal property and files remaining on the Corporation’s premises. The company will thereafter arrange with you to transport any art, furniture and personal property from the Corporation’s premises to a location of your choice. You will be permitted to make copies of any personal files including, but not limited to, your personal calendar, contacts, personnel files, health and insurance files, and personal correspondence.

14. References: In response to inquiries for job references, the Corporation will respond by referring the inquirer to Al Miller, Vice President of Human Resources, who will provide only the dates of your employment and your titles.

15. Unemployment Insurance: The Corporation agrees that it will not oppose any claim by you for unemployment insurance benefits.

16. Nonadmission of Violation of Law: By entering into this Agreement, neither you nor the Corporation or any of the Corporation’s parents, subsidiaries, affiliates, officers, directors, employees and/or agents admit any violation of law.

17. Notice: Any notice or other communications given hereunder by either party will, in every case, be in writing and will be deemed properly served if (a) delivered personally, (b) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, (c) delivered to a nationally recognized overnight courier service or (d) sent by facsimile or other means of electronic transmission to the other party at the following addresses: (1) if to the Corporation; c/o General Counsel, and (2) if to you; to your attention at the most recent home address in the company’s files.

18. Deferred Compensation Tax Rules: In the event that it is reasonably determined that, as a result of the deferred compensation tax rules under Section 409A of the Internal Revenue Code of 1986, as amended (and any related regulations or other pronouncements there under)(“the Deferred Compensation Tax Rules”), any of the payments or benefits that you are entitled to under the terms of this Letter Agreement or any other nonqualified deferred compensation plan or arrangement maintained by the Corporation in which you participate, may not be made at the time contemplated by the terms hereof or thereof, as the case may be, without causing you to be subject to tax under the Deferred Compensation Tax Rules, the Corporation shall, in lieu of providing such payment or benefit when otherwise due under this Letter Agreement or any other nonqualified deferred compensation plan or arrangement maintained by the Corporation in which you participate, instead provide such payment or benefit on the first day on which such provision would not result in you incurring any tax liability under the Deferred Compensation Tax Rules. In the event that any payments or benefits that the Corporation would otherwise be required to provide under this Letter Agreement or any other nonqualified deferred compensation plan or arrangement maintained by the Corporation in which you participate cannot be provided in the manner contemplated herein without subjecting you to tax under Deferred Tax Rules, the Corporation shall provide such intended payments or benefits to you in an alternative manner that conveys an equivalent economic benefit to you as soon as practicable as may otherwise be permitted under the Deferred Compensation Tax Rules.

19. No Mitigation; No Offset: You shall have no duty to mitigate or to seek or accept employment or work elsewhere following the Separation Date. If you do become employed or engaged elsewhere, the payments and benefits set forth in this Letter Agreement shall continue and shall not be offset or reduced by any compensation or benefits you may receive from such other source, subject only to the requirements of the PECA, which is incorporated herein. Pursuant to its policies regarding reimbursement of expenses, the Corporation will reimburse you for any outstanding business and personal expenses you incurred in providing service to the Corporation. You agree that the Corporation can reduce the separation payment under Section 2(a) by the amount of any outstanding expenses paid or insured by the Corporation that are reimbursable by you pursuant to the Corporation’s policies.

20. Applicable Law; Applicable Forum: This Letter Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to conflicts of laws principles thereof. The parties to this Letter Agreement agree to subject themselves to the venue and jurisdiction of the state and federal courts in Maryland with respect to any dispute arising under this Letter Agreement and further waive their right to a trial by jury

21. Amendment: This Letter Agreement may only be amended or modified by a written agreement executed by you and the Corporation (or any successor).

22. Place of Payment: All payments to you hereunder shall be made by direct deposit to the account that you have on file with the Corporation.

23. Counterparts: This Letter Agreement may be executed in one or more counterparts including by PDF or other electronic methods, which shall, collectively or separately, constitute one agreement.

24. Captions: The captions and section numbers in this Letter Agreement are inserted for the reader’s convenience, and in no way define, limit, construe, or describe the scope or intent of the provisions of this Agreement.

25. Severability: The parties to this Letter Agreement agree, covenant and represent that each and every provision of this Letter Agreement shall be deemed to be contractual, and that they shall not be treated as mere recitals at any time or for any purpose. Therefore, the parties further agree, covenant and represent that each and every provision of this Letter Agreement shall be considered severable, except for the release provisions in Appendix A to this Letter Agreement. If a court of competent jurisdiction finds the release provisions of Appendix A are unenforceable or invalid and a claim that would otherwise be barred by Appendix A is pursued by, or on behalf of Mr. Kubasik, then this Letter Agreement shall become null and void, and he shall repay any and all payments paid by the Corporation under Section 2 of this Letter Agreement and Release and Waiver of Claims within a reasonable period of time not to exceed 15 days. If a court of competent jurisdiction finds any provision other than the release provisions of Appendix A, to be invalid or unenforceable for any reason, that provision, or part thereof, shall remain in force and effect to the extent allowed by law, and all of the remaining provisions of this Letter Agreement shall remain in full force and effect and enforceable.

Please return a signed copy of this Letter Agreement signifying your understanding and acceptance of the terms and conditions contained herein to me by no later than November 9, 2012.

Sincerely,

By:	/s/ Robert J. Stevens
Lockheed Martin Corporation

The foregoing has been read and accepted as a binding agreement between Lockheed Martin Corporation and the undersigned this 9th day of November 2012.

/s/ Christopher E. Kubasik
Christopher E. Kubasik

APPENDIX A

Release and Waiver of Claims

A. In consideration for the payments provided for under the Letter Agreement between me, Christopher E. Kubasik, and Lockheed Martin Corporation (“the Corporation” or “Lockheed”) dated November 9, 2012 (the “Letter Agreement”) and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I hereby agree on behalf of myself, my spouse, agents, assignees, attorneys, successors, assigns, heirs and executors, to fully and completely release the Corporation, its successors, predecessors, subsidiaries, affiliates, and related companies and all of their respective past and/or present officers, directors, partners, members, managing members, managers, employees, agents, representatives, administrators, attorneys, insurers and fiduciaries in their individual and/or representative capacities (hereinafter collectively referred to as the “Releasees”), from any and all causes of action and claims whatsoever, which I or my heirs, executors, administrators, successors and assigns ever had, now have or may have against the Releasees or any of them, in law, admiralty or equity, whether known or unknown to me, for, upon, or by reason of, any matter, action, omission, course or thing in connection with or in relationship to: (a) my employment or other service relationship with the Corporation; (b) the termination of any such employment or service relationship; and (c) any applicable employment, benefit, compensatory or equity arrangement, including but not limited to, the Severance Benefit Plan for Certain Management Employees, with the Corporation occurring or existing up to the Effective Date of Separation (such released claims are collectively referred to herein as the “Released Claims”).

B. The Released Claims include claims: (a) arising out of or related to violations of any federal or state employment discrimination laws, including but not limited to, the Maryland Fair Employment Practices Act, Chapter 27, Montgomery County Code, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Older Worker Benefit Protection Act, the Family Medical Leave Act of 1993; (b) arising out of or in any way related to any common law contract or tort claims now or hereafter recognized; (c) any legally waivable whistleblower claims; (d) claims arising out of or in any way related to any transactions, occurrences, acts, statements, disclosures, or omissions occurring prior to the Effective Date of the Agreement; and (e) any right to benefit from, profit from, voluntarily participate in, help or assist, either directly or indirectly, accept any relief in, or assign any right to any False Claims Act or qui tam lawsuit relating to my employment with the Corporation. I acknowledge that I may hereafter discover claims or facts in addition to or different from those which I now know or believe to exist with respect to the subject matter of the Letter Agreement and which, if known or suspected at the time of executing the Letter Agreement, may have materially affected the execution of the Letter Agreement. Nevertheless, I hereby waive any right, claim, or cause of action that might arise as a result of such different or additional claims or facts. In furtherance of such intention, the release given herein shall be and remain in effect as a full and complete release of all such matters, notwithstanding the discovery or existence of any additional or different claims or facts relative hereto. I acknowledge that I have received or have had the opportunity to receive independent legal advice from my attorneys regarding the waiver, and I hereby assume full responsibility for any damages, loss or liability, which I may incur by reason of such waiver. Additionally, I agree that if any person, organization or other entity on my behalf permits to be filed any action for personal relief (including action for damages, injunctive, declaratory, monetary or other relief) against any of the Releasees involving any matter covered by this release, I will not accept personal relief in any such action.

C. Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver of any claim to vested benefits, workers’ compensation, unemployment benefits, or any claim I may have to challenge the knowing and voluntary nature of this Agreement under the Older Workers Benefit Protection Act (“OWBPA”). Further, the Released Claims do not include any right I have to indemnification or insurance as provided for in Section 6 of the Letter Agreement.

D. I expressly understand and agree that the obligations of the Corporation as set forth in the Letter Agreement are in lieu of any and all other amounts which I might be, are now, or may become, entitled to receive from the Corporation upon any claim released herein.

E. I represent that I have read carefully and fully understand the terms of this Release and Waiver of Claims and that I have been advised by this writing to consult with an attorney and further have had the opportunity to consult with an attorney prior to signing this Release. I further acknowledge that I fully understand the Release that I am signing. I acknowledge that I am signing this release voluntarily and knowingly and that I have not relied on any representations, promises or agreements of any kind made to me in connection with my decision to accept the terms of this Release, other than those set forth in this Release. I also acknowledge that I have voluntarily decided to waive my right to be given at least twenty-one (21) days to consider whether I want to sign this Release.

F. I acknowledge that the federal Age Discrimination in Employment Act gives me the right to revoke this Release within seven (7) days after it is signed by me. I further acknowledge that I will not receive any payment or benefits due to me under the Letter Agreement before the seven (7) day revocation period under the Age Discrimination in Employment Act (the “Revocation Period”) has passed and then, only if I have not revoked this Release.

This Release shall take effect on the first business day following the expiration of the Revocation Period, provided this Release has not been revoked by me as provided above during such Revocation Period.

/s/ Christopher E. Kubasik
Christopher E. Kubasik

DATED: November 9, 2012